DAVE POWERS PROMOTED TO PRESIDENT OF DECKERS BRANDS

Goleta, California (March 16, 2015) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced that Dave Powers has been promoted to President of Deckers Brands. In this role, he will lead the Omni Channel organization, as well as each of the brand teams.

Powers has overseen the evolution of the Company’s global direct to consumer channel including the build out of its leading edge Omni Channel capabilities. Since joining Deckers in 2012 as President of Direct to Consumer, Powers has held several senior positions with increasing responsibilities. He most recently served as President of Omni Channel where he managed the global retail and e-commerce operations as well as Deckers’ international wholesale and distributor businesses. Prior to Deckers, he was Vice President of Global Direct to Consumer and Licensed Retail at Converse and also held senior leadership roles at Timberland and Gap.

Angel Martinez, who remains Chief Executive Officer and Chair of the Board of Directors, commented, “Dave has been instrumental in the growth and transformation of our business over the past few years. His work developing our Omni Channel model has dramatically enhanced how consumers engage with our brands across retail, e-commerce and wholesale. I’m confident that further aligning our brand portfolio and consumer centric market strategy under Dave’s leadership will move us closer to achieving our global vision for the Company. I look forward to working with Dave in his new role to continue to build shareholder value.”

About the Company
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®, Ahnu®, MOZO®, Tsubo®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 138 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Investor Relations Contact: Brendon Frey | ICR | 203.682.8200